Exhibit 99(a)
KEYCORP STUDENT LOAN TRUST 2005-A
OFFICERS’ CERTIFICATE (MASTER SERVICER)

JPMorgan Chase Bank, N.A., ELT	JPMorgan Chase Bank, N.A., IT
4 New York Plaza, 6th Floor	4 New York Plaza, 6th Floor
New York, NY 10004	New York, NY 10004
Attn: WSS – Structured Finance Services	Attn: WSS – Structured Finance Services
Phone: (212) 623-5430	Phone: (212) 623-5430
Fax: (212) 623-5991	Fax: (212) 623-5991

KeyBank National Association	Deutsche Bank Trust Company Americas, OT
800 Superior Ave, 4th Floor	25 DeForest Avenue, 2nd Floor
Cleveland, Ohio 44114	Summit, NJ 07901
ATTN: President, KER	Attn: Structured Finance Services
Phone: (216) 828-9680	Mail Stop SUM01-0105
Fax: (216) 828-9520	Phone: (908) 608-3048 Fax: (212) 553-2460
Key Consumer Receivables LLC
c/o KeyBank National Association
800 Superior Ave, 4th Floor
Cleveland, Ohio 44114
ATTN: President, KER
Phone: (216) 828-9342
Fax:     (216) 828-9301
Pursuant to Section 4.09 of the Sale and Servicing Agreement among Key Consumer Receivables LLC, as Depositor, KeyBank National Association, as Master Servicer and Administrator, KeyCorp Student Loan Trust 2005-A Trust, as Issuer, JPMorgan Chase Bank, N.A., not in its individual capacity but solely as Eligible Lender Trustee, dated as of November 01, 2005 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of the Master Servicer from the Closing Date through December 31, 2005, and of its performance under the Agreement has been made under our supervision, and (ii) to the best of our knowledge, based on our review, the Master Servicer has fulfilled all its obligations under the Agreement throughout such period.

KeyBank National Association,
as Master Servicer

	by:	/s/ Daniel G. Smith

Date: March 24, 2006	Name:	Daniel G. Smith
	Title:	Senior Vice President

	by:	/s/ Krista C. Neal

	Name:	Krista C. Neal
	Title:	Vice President